Exhibit 10.1

COOPERATION AGREEMENT

This Cooperation Agreement (this “Agreement”), dated as of February 25, 2020, is by and among HG Vora Capital Management, LLC (“HG Vora”) and Tivity Health, Inc., a Delaware corporation (the “Company”).

WHEREAS, HG Vora beneficially owns 4,750,000 shares of the Company’s common stock, par value $0.001 per share (the “Common Stock”);

WHEREAS, the Board of Directors of the Company (the “Board”) has determined to add two new independent directors to the Board at the recommendation of HG Vora (the “New Directors”); and

WHEREAS, the Company has reached an agreement with HG Vora with respect to certain matters, as provided in this Agreement;

NOW, THEREFORE, in consideration of and reliance upon the mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.    Board Matters; 2020 Annual Meeting.

(a)    HG Vora shall have the right, so long as HG Vora (together with any Affiliates (as defined below) of HG Vora) does not cease to beneficially own at least 5.0% of the Company’s then outstanding Common Stock (excluding any situation where HG Vora (together with any Affiliates of HG Vora) ceases to own at least 5.0% of the outstanding shares of Common Stock because of any action of the Company including, without limitation, as the result of a share repurchase or similar Company actions that reduce the number of outstanding shares of Common Stock, the “Company Ownership Level Minimum)), to designate to the Board two individuals to serve as the New Directors (who will qualify as “independent” pursuant to the Marketplace Rules of The Nasdaq Stock Market (the “Nasdaq Rules”) and applicable rules and regulations of the Securities and Exchange Commission (the “SEC”), subject to the approval, not to be unreasonably withheld or delayed, of the Nominating and Corporate Governance Committee of the Board after consideration in good faith and exercising its fiduciary duties, in accordance with its customary practices for reviewing Board candidates. In connection with the foregoing, and as a condition to the New Directors’ appointment to the Board, each of the New Directors will provide to the Company information required to be disclosed by directors or director candidates in proxy statements or other filings under applicable law or stock exchange regulations, information in connection with assessing eligibility, independence and other criteria applicable to directors or satisfying compliance and legal obligations, and a fully completed copy of the Company’s director candidate questionnaire and other reasonable and customary director onboarding documentation, and will consent to appropriate background checks comparable to those undergone by other non-management directors of the Company (the “Required Director Information”). The Board and all applicable committees of the Board shall take all necessary actions to:

(i)    appoint the New Directors as directors of the Company, each with a term expiring at the 2020 annual meeting of stockholders of the Company (the “2020 Annual Meeting”), which such meeting shall be held on or prior to May 29, 2020; and, if the Company has employed a new chief executive officer prior to the 2020 Annual Meeting, appoint such chief executive officer as a director with a term expiring at the 2020 Annual Meeting, provided that such appointment shall not replace one of the New Directors;

(ii)    except in the event HG Vora (together with any Affiliates of HG Vora) ceases to own the Company Ownership Level Minimum prior to the 2020 Annual Meeting, nominate the New Directors as two of not more than 10 total candidates for election to the Board at the 2020 Annual Meeting, each having a term expiring at the 2021 annual meeting of stockholders of the Company (the “2021 Annual Meeting”); provided, however, that if the Company has employed a new chief executive officer prior to the 2020 Annual Meeting, then the Company shall include such chief executive officer as an eleventh nominee at the 2020 Annual Meeting, ensuring that no more than eleven directors are seated on the Board in connection with the 2020 election of directors and thereafter; and provided, further, that as a condition to the Company’s obligation to nominate the New Directors for reelection at the 2020 Annual Meeting, each of the New Directors shall (x) be required to provide the Required Director Information, in each case as promptly as necessary to enable the timely filing of the Company’s proxy statement and other periodic reports with the SEC; and (y) have complied at all times in all material respects with the Company Policies (as defined below);

(iii)    during the Covered Period (as defined below), ensure that at least one New Director shall serve on each of the Audit Committee of the Board, the Strategic Review Committee of the Board, and any formal or ad hoc committee of the Board primarily responsible for searching for and selecting a new chief executive officer of the Company;

(iv)    as promptly as practicable following the execution of this Agreement, adopt and make effective a resolution amending the Second Amended and Restated Bylaws of the Company (the “Bylaws”) to provide that the Board shall not take any actions, including by amending the Bylaws (or any amended bylaws successor thereto), to increase the size of the Board to a number greater than 12 directors without the approval of stockholders of the Company that beneficially own a majority of the capital stock of the Company issued, outstanding and entitled to vote on such matters at the time of any such proposed increase; and

(v)    the Board shall not appoint a twelfth director to the Board without the approval of a two-thirds majority of the then-current directors.

(b)    At the 2020 Annual Meeting, except in the event HG Vora (together with any Affiliates of HG Vora) ceases to own the Company Ownership Level Minimum prior to the 2020 Annual Meeting, the Company agrees to recommend to the stockholders, and support and solicit proxies for, the election of the New Directors in the same manner as the Company has supported its nominees for election at prior annual meetings of stockholders.

(c)    The New Directors shall be required to comply with all policies, procedures, processes, codes, rules, standards and guidelines applicable to Board members, including the Company’s Code of Business Conduct and the Board of Directors Corporate Governance Guidelines (collectively, the “Company Policies”), and preserve the confidentiality of Company business and information, including discussions of matters considered in meetings of the Board or Board committees. HG Vora shall provide the Company with such information concerning HG

Vora as requested in writing by the Company that is required to be disclosed under applicable law or the rules of any applicable stock exchange, in each case as promptly as necessary to enable timely filing of the Company’s proxy statement. The Company agrees that it will not amend any Policy for the purpose of disqualifying the New Directors from service on the Board or any committee thereof.

(d)    During the Covered Period (as defined below), HG Vora agrees that it will appear in person or by proxy at each annual or special meeting of stockholders of the Company (including any adjournment, postponement, rescheduling or continuation thereof), whether such meeting is held at a physical location or virtually by means of remote communications, and vote (or execute a consent with respect to) all shares of Common Stock beneficially owned by HG Vora in accordance with the Board’s recommendations with respect to (i) each election of directors and any removal of directors, (ii) the ratification of the appointment of the Company’s independent registered public accounting firm and (iii) the Company’s “say on pay” proposal.

(e)    Each of the New Directors shall promptly offer to resign from the Board (and, if requested by the Company, promptly deliver his or her written resignation to the Board (which shall provide for his or her immediate resignation)) if: (i) HG Vora (together with any Affiliates of HG Vora) ceases to beneficially own the Company Ownership Level Minimum; or (ii) HG Vora otherwise ceases to comply or breaches any material provision of this Agreement. HG Vora agrees to cause each New Director to resign from the Board if such New Director fails to resign if and when requested pursuant to this Section 1(e).

(f)    If a New Director does not stand for election at the 2020 Annual Meeting, or ceases to be a director before the end of the Covered Period (as defined below), whether as a result of death or incapacity or for any other reason, and at such time HG Vora (together with any Affiliates of HG Vora) beneficially owns the Company Ownership Level Minimum, then HG Vora will recommend to the Board a substitute person to fill the resulting vacancy (who will qualify as “independent” pursuant to the Nasdaq Rules and applicable rules and regulations of the SEC), subject to the approval of the Nominating and Corporate Governance Committee of the Board after consideration in good faith and exercising its fiduciary duties, in accordance with its customary practices for reviewing Board candidates (such person, a “Replacement Director”). In the event that the Nominating and Corporate Governance Committee of the Board does not accept (in accordance with the standards set forth herein) a Replacement Director nominee recommended by HG Vora, HG Vora will have the right to recommend additional Replacement Director nominees, subject to the terms of this Section 1(f), for prompt consideration by the Nominating and Corporate Governance Committee. Upon the acceptance of a Replacement Director nominee by the Nominating and Corporate Governance Committee, the Board will appoint such Replacement Director to the Board as promptly as practicable and in any event no later than 3 business days after the Nominating and Corporate Governance Committee’s recommendation of such Replacement Director (which recommendation shall be made promptly after the Nominating and Corporate Governance Committee’s acceptance of such Replacement Director nominee). The Replacement Director will thereafter be deemed the New Director for purposes of this Agreement and be entitled to the same rights and be subject to the same requirements under this Agreement that had been applicable to the replaced New Director, and the Company agrees that the Board will appoint such Replacement Director to the Board to serve the unexpired term of the replaced New Director. Following the appointment of any Replacement Director to replace the New Director in accordance with this Section 1(f), all references to the New Director herein shall be deemed to include any Replacement Director (it being understood that this sentence shall apply whether or not references to the New Director expressly state that they include any Replacement Director). If at any time HG Vora (together with any Affiliates of HG Vora) ceases to beneficially own the Company Ownership Level Minimum, the right of HG Vora pursuant to this Section 1(f) to participate in the recommendation of a Replacement Director to fill the vacancy caused by the New Director or any Replacement Director ceasing to be a director shall automatically terminate. Prior to the appointment of any Replacement Director to the Board, the Replacement Director will submit to the Company the Required Director Information.

2.    Standstill.

(a)    HG Vora agrees that, during the Covered Period, it shall not, and shall cause each of its Affiliates or Associates (each as defined below) not to (except as expressly set forth in this Agreement), directly or indirectly, in any manner, alone or in concert with others:

(i)    make, engage in, or in any way participate in, directly or indirectly, any “solicitation” of proxies (as such terms are used in the proxy rules of the SEC but without regard to the exclusion set forth in Rule 14a-1(l)(2)(iv) of the Securities Exchange Act of 1934, as amended) or consents to vote, or seek to advise, encourage or influence any person, other than any Affiliates of HG Vora, with respect to the voting of any securities of the Company or any securities convertible or exchangeable into or exercisable for any such securities (collectively, “securities of the Company”) for the election of individuals to the Board or to approve stockholder proposals, or become a “participant” in any contested “solicitation” for the election of directors with respect to the Company (as such terms are defined or used under the Exchange Act) (other than a “solicitation” or acting as a “participant” in support of all of the nominees of the Board at any stockholder meeting or voting its shares at any such meeting in its sole discretion (subject to compliance with this Agreement)) or make or be the proponent of any stockholder proposal (pursuant to Rule 14a-8 under the Exchange Act or otherwise), other than as permitted hereby;

(ii)    form, join, encourage, influence, advise or in any way participate in any “group” (as such term is defined in Section 13(d)(3) of the Exchange Act) with any persons who are not Affiliates of HG Vora with respect to any securities of the Company or otherwise in any manner agree, attempt, seek or propose to deposit any securities of the Company in any voting trust or similar arrangement (including lending any securities of the Company to any person for the purpose of allowing such person to vote such securities in connection with any stockholder vote of the Company), or subject any securities of the Company to any arrangement or agreement with respect to the voting thereof, other than as permitted hereby;

(iii)    acquire, offer or propose to acquire, or agree to acquire, directly or indirectly, whether by purchase, tender or exchange offer, through the acquisition of control of another person, by joining a partnership, limited partnership, syndicate or other group (including any group of persons that would be treated as a single “person” under Section 13(d) of the Exchange Act), through swap or hedging transactions or otherwise, any securities of the Company or any rights decoupled from the underlying securities of the Company that would result in HG Vora (together with any Affiliates of HG Vora) owning, controlling or otherwise having any beneficial or other ownership interest in more than 19.9% in the aggregate of the shares of

Common Stock outstanding at such time; provided that nothing herein will require Common Stock to be sold to the extent HG Vora and any Affiliates of HG Vora, collectively, exceed the ownership limit under this paragraph as the result of a share repurchase or similar Company actions that reduces the number of outstanding shares of Common Stock, as long as the beneficial or other ownership interest of HG Vora does not increase thereafter (except solely as a result of corporate actions taken by the Company);

(iv)    effect or seek to effect, offer or propose to effect, cause or participate in, or in any way assist or facilitate any other person to effect or seek, offer or propose to effect or participate in, any tender or exchange offer, merger, consolidation, acquisition, scheme, arrangement, business combination, recapitalization, reorganization, sale or acquisition of material assets, liquidation, dissolution or other extraordinary transaction involving the Company or any of its subsidiaries or joint ventures or any of their respective securities (each, an “Extraordinary Transaction”), or make any public statement with respect to an Extraordinary Transaction; provided, however, that this clause shall not (A) restrict the tender by HG Vora or any Affiliate of HG Vora of any securities of the Company into any tender or exchange offer or vote with respect to any Extraordinary Transaction, (B) prohibit HG Vora or any Affiliate of HG Vora from privately (in a manner not reasonably expected to result in any public disclosure) advocating for such actions with the Board or prohibit HG Vora or any Affiliate of HG Vora from privately (in a manner not reasonably expected to result in any public disclosure) engaging in discussions with any of their respective advisors and consultants regarding an Extraordinary Transaction or participating in such transaction or any other actions approved by the Board, or (C) restrict the receipt of any consideration by HG Vora or an Affiliate of HG Vora on the same basis as other stockholders of the Company in connection with an Extraordinary Transaction;

(v)    (A) seek representation on or nominate any candidate to the Board, except as set forth herein, (B) seek or encourage the removal of any member of the Board, (C) conduct a referendum of stockholders, or (D) make a request for any stockholder list or other Company books and records, whether pursuant to Section 220 of the Delaware General Corporation Law (“DGCL”) or otherwise;

(vi)    engage in any short sale or any purchase, sale or grant of any option, warrant, convertible security, stock appreciation right, or other similar right (including any hedging, put or call option or “swap” transaction) with respect to any securities of the Company (other than a broad-based market basket or index or any cash-settled “swap” transaction);

(vii)    take any action in support of or make any proposal or request that constitutes: (A) controlling, changing or influencing the Board, management or policies of the Company, including any plans or proposals to change the number or term of directors or the removal of any directors, or to fill any vacancies on the Board, except as set forth herein; (B) any material change in the capitalization, stock repurchase programs and practices or dividend policy of the Company; (C) any other material change in the Company’s management, business or corporate structure; (D) seeking to have the Company waive or make amendments or modifications to the Company’s restated certificate of incorporation, as amended, or (except as set forth herein) the Bylaws, or other actions that may impede or facilitate the acquisition of control of the Company by any person; (E) causing a class of securities of the Company to be delisted from, or to cease to be authorized to be quoted on, any securities exchange; or (F) causing a class of securities of the Company to become eligible for termination of registration pursuant to Section 12(g)(4) of the Exchange Act;

(viii)    make any public disclosure, announcement or statement regarding any intent, purpose, arrangement, plan or proposal with respect to the Board, the Company, its management, policies or affairs, any of its securities or assets or this Agreement that is inconsistent with the provisions of this Agreement; provided that this clause (viii) shall not prohibit HG Vora or any Affiliates of HG Vora from making any required filings or amendments to such filings under Section 13 of the Exchange Act;

(ix)    (A) commence, encourage or support any derivative action in the name of the Company, or any class action against the Company or any of its officers or directors, or (B) take any action challenging the validity or enforceability of any of the provisions of this Section 2(a) or publicly disclose, or cause or facilitate the public disclosure (including the filing of any document with the SEC or any other governmental agency or any disclosure to any journalist, member of the media or securities analyst) of, any intent, purposes, plan or proposal to take any action challenging the validity or enforceability of any provisions of this Section 2(a), in any such case other than (w) litigation to enforce the provisions of this Agreement, (x) counterclaims with respect to any proceeding initiated by, or on behalf of, the Company or its Affiliates against HG Vora or any Affiliates of HG Vora, (y) the exercise of statutory appraisal, dissenters or similar rights under the DGCL and (z) bringing bona fide disputes that do not relate to the subject matter of this Agreement;

(x)    take any action which could cause or require the Company or any Affiliate of the Company to make a public announcement regarding any of the foregoing (other than as permitted under subclauses (w), (x), (y) or (z) of clause (ix) above), or publicly seek or request permission to do any of the foregoing;

(xi)    request, directly or indirectly, that the Company or the Board or any of their respective representatives amend or waive any provision of this Section 2(a), other than through non-public communications with the Company that would not reasonably be expected to trigger public disclosure obligations for any party; or

(xii)    enter into any discussions, negotiations, agreements or understandings with any third party with respect to any of the foregoing, or advise, assist, knowingly encourage or seek to persuade any third party to take any action or cause any action or make any statement with respect to any of the foregoing, or otherwise take or cause any action or make any statement inconsistent with any of the foregoing.

The foregoing provisions of this Section 2(a) shall not be deemed to prohibit (i) HG Vora and its representatives from communicating privately with the Company’s directors, officers or advisors so long as such communications are not intended to, and would not reasonably be expected to, require any public disclosure of such communications; (ii) any New Director from taking any actions that may be taken solely in his or her capacity as a member of the Board in accordance with his or her fiduciary duties to all stockholders of the Company; or (iii) HG Vora or any Affiliate of HG Vora from making any factual statement as required by applicable legal process, subpoena, or legal requirement from any governmental authority with competent jurisdiction over the party from whom information is sought (so long as such request did not arise as a result of discretionary acts by HG Vora or any Affiliate of HG Vora). Notwithstanding anything to the contrary in this Agreement, if the Board (or any committee thereof) determines to initiate any process to consider an Extraordinary Transaction (including the engagement of an investment banker) that would involve a sale of 50% or more of the Company’s equity securities or assets (which transaction may be structured as a sale of assets, sale of equity interests, merger, consolidation, tender offer or other business combination), the Company will ensure that all members of the Board are promptly and, to the extent reasonably practicable, simultaneously notified of any such determination.

Notwithstanding anything to the contrary in this Agreement, the Covered Period shall terminate automatically (and the provisions applicable during the Covered Period shall no longer be applicable) upon (a) any person (other than HG Vora or any Affiliates of HG Vora) becoming the beneficial owner (within the meaning of Section 13(d)(1) of the Exchange Act) or constructive economic owner (through swaps, options, similar securities or contracts or otherwise), directly or indirectly, of more than 50% of the Company’s then outstanding Common Stock, (b) the announcement of a tender or exchange offer by any third party (other than HG Vora or any Affiliates of HG Vora) for Common Stock of the Company that, if consummated, would make such person the beneficial owner (as defined in Section 13(d)(1) of the Exchange Act) of 50% or more of the Common Stock of the Company, or any rights or options to acquire such ownership, including from a third party, but only if the Board does not publicly recommend against such tender or exchange offer within ten business days of such announcement, or (c) the Company entering into one or more definitive agreements involving the acquisition by one or more third parties (other than HG Vora or any Affiliates of HG Vora) of more than 50% of the outstanding Common Stock of the Company or more than 50% of the Company’s consolidated total assets.

(b)    For purposes of this Agreement:

(i)    The terms “person” or “persons” shall mean any individual, corporation (including not-for-profit), general or limited partnership, limited liability or unlimited liability company, joint venture, estate, trust, association, organization or other entity of any kind or nature.

(ii)    The term “Covered Period” shall mean the period beginning on the date of this Agreement and continuing until the date that is the first day stockholders are eligible to submit stockholder director nominations for the 2021 Annual Meeting pursuant to the Bylaws; provided, however, that if HG Vora (together with Affiliates of HG Vora) ceases to beneficially own the Company Ownership Level Minimum the Covered Period shall immediately terminate.

(iii)    The terms “Affiliate” and “Associate” shall have the respective meanings set forth in Rule 12b-2 promulgated by the SEC under the Exchange Act and shall include all persons that at any time during the term of this Agreement become Affiliates or Associates of any applicable person referred to in this Agreement.

3.    Expenses. Each party shall bear its own expenses incurred in connection with the matters related to this Agreement.

4.    Representations of the Company. The Company represents and warrants as follows: (a) the Company has the power and authority to execute, deliver and carry out the terms and provisions of this Agreement and to consummate the transactions contemplated hereby; (b) this Agreement has been duly and validly authorized, executed and delivered by the Company, constitutes a valid and binding obligation and agreement of the Company and is enforceable against the Company in accordance with its terms except as enforcement thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or similar laws generally affecting the right of creditors and subject to general equity principles; and (c) the execution, delivery and performance of this Agreement by the Company does not and will not (i) violate or conflict with any law, rule, regulation, order, judgment or decree applicable to the Company, or (ii) result in any breach or violation of or constitute a default (or an event which with notice or lapse of time or both could constitute such a breach, violation or default) under or pursuant to, or result in the loss of a material benefit under, or give any right of termination, amendment, acceleration or cancellation of, any organizational document of the Company or any material agreement, contract, commitment, understanding or arrangement to which the Company is a party or by which the Company is bound.

5.    Representations of HG Vora. HG Vora represents and warrants as follows: (a) HG Vora has the power and authority to execute, deliver and carry out the terms and provisions of this Agreement and to consummate the transactions contemplated hereby; (b) this Agreement has been duly and validly authorized, executed and delivered by HG Vora, constitutes a valid and binding obligation and agreement of HG Vora and is enforceable against HG Vora in accordance with its terms except as enforcement thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or similar laws generally affecting the right of creditors and subject to general equity principles; (c) the execution, delivery and performance of this Agreement by HG Vora does not and will not (i) violate or conflict with any law, rule, regulation, order, judgment or decree applicable to HG Vora, or (ii) result in any breach or violation of or constitute a default (or an event which with notice or lapse of time or both could constitute such a breach, violation or default) under or pursuant to, or result in the loss of a material benefit under, or give any right of termination, amendment, acceleration or cancellation of, any organizational document of HG Vora or any material agreement, contract, commitment, understanding or arrangement to which HG Vora is a party or by which HG Vora is bound; and (d) as of the date hereof, HG Vora beneficially owns an aggregate of 4,750,000 shares of Common Stock and such shares of Common Stock constitute all of the Common Stock beneficially owned by HG Vora (together with any Affiliates of HG Vora).

6.    Term.

(a)    This Agreement is effective as of the date hereof and shall remain in full force and effect for the duration of the Covered Period, unless terminated on such other date established by mutual consent of the parties hereto.

(b)    Any obligation to tender a New Director’s resignation or cause such a resignation pursuant to Section 1(e), this Section 6, and Section 8 (Miscellaneous) through Section 14 (Interpretation and Construction) shall survive the termination of this Agreement. No termination pursuant to Section 6(a) shall relieve any party hereto from liability for any breach of this Agreement prior to such termination.

7.    Director Programs. Each New Director shall participate in all programs in which the Company’s other non-employee directors participate with respect to D&O insurance, exculpation, advancement and reimbursement of expenses and indemnification in connection with such New Director’s service on the Board. No member of the Board, including the New Directors, shall accept any compensation for service on the Board from any person other than the Company.

8.    Miscellaneous. The parties agree that irreparable damage would occur in the event any of the provisions of this Agreement were not performed in accordance with the terms hereof and that such damage would not be adequately compensable in monetary damages. Accordingly, the parties hereto shall be entitled to an injunction or injunctions to prevent breaches of this Agreement, to enforce specifically the terms and provisions of this Agreement exclusively in the Court of Chancery or other federal or state courts of the State of Delaware and to require the resignation of the New Directors from the Board pursuant to Section 1(e), in addition to any other remedies at law or in equity, and each party agrees it will not take any action, directly or indirectly, in opposition to another party seeking relief. Each of the parties hereto agrees to waive any bonding requirement under any applicable law, in the case any other party seeks to enforce the terms by way of equitable relief. This Section 8 is not the exclusive remedy for any violation of this Agreement. Furthermore, each of the parties hereto (a) consents to submit itself to the personal jurisdiction of the Court of Chancery or other federal or state courts of the State of Delaware in the event any dispute arises out of this Agreement or the transactions contemplated by this Agreement, (b) agrees that it shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (c) agrees that it shall not bring any action relating to this Agreement or the transactions contemplated by this Agreement in any court other than the Court of Chancery or other federal or state courts of the State of Delaware, and each of the parties irrevocably waives the right to trial by jury, and (d) irrevocably consents to service of process by a reputable overnight mail delivery service, signature requested, to the address set forth in Section 10 or as otherwise provided by applicable law. THIS AGREEMENT SHALL BE GOVERNED IN ALL RESPECTS, INCLUDING VALIDITY, INTERPRETATION AND EFFECT, BY THE LAWS OF THE STATE OF DELAWARE APPLICABLE TO CONTRACTS EXECUTED AND TO BE PERFORMED WHOLLY WITHIN SUCH STATE WITHOUT GIVING EFFECT TO THE CHOICE OF LAW PRINCIPLES OF SUCH STATE.

9.    Entire Agreement; Amendment; Waiver. This Agreement contains the entire agreement and understanding of the parties with respect to the subject matter hereof and supersedes any and all prior and contemporaneous agreements, memoranda, arrangements and understandings, both written and oral, between the parties, or any of them, with respect to the subject matter hereof. This Agreement may be amended only by an agreement in writing executed by the parties hereto, and no waiver of compliance with any provision or condition of this Agreement and no consent provided for in this Agreement shall be effective unless evidenced by a written instrument executed by the party against whom such waiver or consent is to be effective. No failure or delay by a party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any right, power or privilege hereunder.

10.    Notices. All notices, consents, requests, instructions, approvals and other communications provided for herein and all legal process in regard hereto shall be in writing and shall be deemed validly given, made or served, when delivered in person or sent by overnight courier, when actually received during normal business hours at the address specified in this Section 10:

If to the Company: Tivity Health, Inc.
701 Cool Springs Boulevard
Franklin, Tennessee 37067
Attention: Chief Legal Officer
Facsimile: (615) 778-0436
Email: legal@tivityhealth.com

With a copy (which shall not constitute notice) to:
Bass, Berry & Sims PLC
150 Third Avenue South
Suite 2800
Nashville, Tennessee 37201
Attention:	J. Page Davidson
Scott W. Bell
Telephone:	(615) 742-6253
(615) 742-7942
Facsimile:	(615) 742-2753
(615) 742-0458
Email:	pdavidson@bassberry.com
sbell@bassberry.com

If to HG Vora:
HG Vora Capital Management, LLC
330 Madison Avenue, 20th Floor
New York, NY 10017
Attention: Mandy Lam
Email: mlam@hgvora.com
Telephone: (212) 835-0373

With a copy (which shall not constitute notice) to:
Ropes & Gray LLP
Prudential Tower, 800 Boylston Street
Boston, MA 02199-3600
Attention: Jeffrey R. Katz
Telephone: (617) 892-5814
Facsimile: (617) 235-0617
Email: jeffrey.katz@ropesgray.com

11.    Severability. If at any time subsequent to the date hereof, any provision of this Agreement shall be held by any court of competent jurisdiction to be illegal, void or unenforceable, such provision shall be of no force and effect, but the illegality or unenforceability of such provision shall have no effect upon the legality or enforceability of any other provision of this Agreement.

12.    Counterparts. This Agreement may be executed in two or more counterparts either manually or by electronic or digital signature (including by facsimile or electronic mail transmission), each of which shall be deemed to be an original and all of which together shall constitute a single binding agreement on the parties, notwithstanding that not all parties are signatories to the same counterpart.

13.    No Third Party Beneficiaries; Assignment. This Agreement is solely for the benefit of the parties hereto and their successors and is not binding upon or enforceable by any other persons. No party to this Agreement may assign its rights or delegate its obligations under this Agreement, whether by operation of law or otherwise, and any assignment in contravention hereof shall be null and void. Nothing in this Agreement, whether express or implied, is intended to or shall confer any rights, benefits or remedies under or by reason of this Agreement on any persons other than the parties hereto, nor is anything in this Agreement intended to relieve or discharge the obligation or liability of any third persons to any party.

14.    Interpretation and Construction. When a reference is made in this Agreement to a Section, such reference shall be to a Section of this Agreement, unless otherwise indicated. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” and “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “hereof, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The word “will” shall be construed to have the same meaning as the word “shall.” The words “dates hereof” will refer to the date of this Agreement. The word “or” is not exclusive. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms. Any agreement, instrument, law, rule or statute defined or referred to herein means, unless otherwise indicated, such agreement, instrument, law, rule or statute as from time to time amended, modified or supplemented. Each of the parties hereto acknowledges that it has been represented by independent counsel of its choice throughout all negotiations that have preceded the execution of this Agreement, and that it has executed the same with the advice of said independent counsel. Each party cooperated and participated in the drafting and preparation of this Agreement and the documents referred to herein, and any and all drafts relating thereto exchanged among the parties shall be deemed the work product of all of the parties and may not be construed against any party by reason of its drafting or preparation. Accordingly, any rule of law or any legal decision that would require interpretation of any ambiguities in this Agreement against any party that drafted or prepared it is of no application and is hereby expressly waived by each of the parties hereto, and any controversy over interpretations of this Agreement shall be decided without regards to events of drafting or preparation.

[Signature Pages Follow]

IN WITNESS WHEREOF, each of the parties hereto has executed this Agreement or caused the same to be executed by its duly authorized representative as of the date hereof.

TIVITY HEALTH, INC.

By:	/s/ Adam Holland
Name:	Adam Holland
Title:	Chief Financial Officer

IN WITNESS WHEREOF, each of the parties hereto has executed this Agreement or caused the same to be executed by its duly authorized representative as of the date hereof.

HG VORA CAPITAL MANAGEMENT, LLC

By:	/s/ Parag Vora
Name:	Parag Vora
Title:	Manager